Custodian Agreement

Form of
Appendix A

Legg Mason Global Asset Management Trust
Legg Mason Manager Select Large Cap Value Fund
Legg Mason Manager Select Large Cap Growth Fund
Legg Mason International Opportunities Bond Fund
Legg Mason Strategic Real Return Fund

Dated as of February 26, 2010